FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports Second Quarter 2022 Results

ATLANTA – August 5, 2022 – Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company and global leader in sustainability, today announced results for the second quarter ended July 3, 2022.

Quarterly Highlights:

•Net sales totaled $347 million, up 17.6% year-over-year. Excluding negative foreign currency impacts, net sales were up 22.8% year-over-year.
•GAAP SG&A expenses at 23.5% of net sales, down from 27.1% in Q2 2021; adjusted SG&A expenses at 23.2% of net sales, down from 26.9% in Q2 2021.
•GAAP operating income up 18.1% year-over-year; adjusted operating income up 24.0% year-over-year.
•GAAP earnings per share of $0.28, up 7.7% year-over-year; adjusted earnings per share of $0.36, up 20.0% year-over-year.
•Orders increased 10% year-over-year on a currency-neutral basis.

"We delivered strong second quarter results, with revenue up 18%, reflecting growth across the business. Continued strong demand for our carbon neutral and carbon negative products drove a 10% year-over-year increase in backlog, highlighting our established leadership in design and sustainability,” said Laurel Hurd, CEO of Interface. “We continue to be encouraged by the activity we are seeing in our business globally, despite ongoing inflationary pressures and FX-related headwinds. We remain focused on our growth and diversification strategy, which we believe positions Interface for continued success over the long term."

"Our balance sheet remains strong and supports our balanced capital allocation strategy. We repurchased $5.6 million of shares in the quarter while continuing to invest in the business and reducing leverage. We remain focused on maintaining a strong financial foundation and returning value to our shareholders as we enter the second half of the year, which, from a seasonal perspective, is the period when the business customarily generates the most cash," added Bruce Hausmann, CFO of Interface.

Second Quarter 2022 Financial Summary

Sales: Second quarter net sales were $346.6 million, up 17.6% versus $294.8 million in the prior year period on broad-based growth.

Gross profit margin was 33.7% in the second quarter, a decrease of 330 basis points from the prior year period. Adjusted gross profit margin was 34.3%, a decrease of 315 basis points from adjusted gross margin for the prior year period due primarily to higher freight and raw material costs, partially offset by higher selling prices.

Second quarter SG&A expenses were $81.4 million, or 23.5% of net sales, compared to $79.8 million, or 27.1% of net sales in the second quarter last year. Adjusted SG&A expenses were $80.4 million, or 23.2% of net sales in the second quarter of 2022, compared to $79.4 million, or 26.9% of net sales, in the second quarter last year.

Operating Income: Second quarter operating income was $34.5 million, compared to operating income of $29.2 million in the prior year period. Second quarter 2022 adjusted operating income ("AOI") was $38.5 million versus AOI of $31.1 million in second quarter of 2021.

Net Income and EPS: On a GAAP basis, the Company recorded net income of $16.8 million in the second quarter of 2022, or $0.28 per diluted share, compared to second quarter 2021 GAAP net income of $15.5 million, or $0.26 per diluted share. Second quarter 2022 adjusted net income was $21.1 million, or $0.36 per diluted share, versus second quarter 2021 adjusted net income of $17.6 million, or $0.30 per diluted share.

Adjusted EBITDA: In the second quarter of 2022, adjusted EBITDA was $49.0 million. This compares with adjusted EBITDA of $43.2 million in the second quarter of 2021.
First Six Months of 2022 Summary
Sales: Net sales for the first six months of 2022 were $634.6 million, up 15.8% versus $548.0 million in the prior year period.

Gross profit margin was 35.2% for the first six months of 2022, a decrease of 219 basis points from the prior year period. Adjusted gross profit margin was 36.0%, a decrease of 198 basis points from adjusted gross margin for the prior year period due to higher labor and raw material costs, partially offset by higher selling prices.

SG&A expenses for the first six months of 2022 were $159.9 million, or 25.2% of net sales, compared to $159.1 million, or 29.0% of net sales in the same period last year. Adjusted SG&A expenses were $159.0 million, or 25.1% of sales, for the first half of 2022 compared to $156.9 million, or 28.6% of net sales, in the same period last year.

Operating Income: Operating income for the first six months of 2022 was $61.9 million, compared to operating income of $46.1 million in the prior year period. AOI was $69.2 million for the first six months of 2022 versus AOI of $51.0 million in the same period last year.

Net Income and EPS: On a GAAP basis, the Company recorded net income of $30.1 million in the first half of 2022, or $0.51 per diluted share, compared to first half 2021 net income of $22.4 million, or $0.38 per diluted share. Six-month 2022 adjusted net income was $37.9 million, or $0.64 per diluted share, versus first half 2021 adjusted net income of $27.6 million, or $0.47 per diluted share.

Adjusted EBITDA: In the first six months of 2022, adjusted EBITDA was $91.9 million. This compares with adjusted EBITDA of $74.7 million in the prior year period.
Cash and Debt: The Company had cash on hand of $91.7 million and total debt of $545.4 million at the end of the second quarter 2022, compared to $97.3 million of cash and $518.1 million of total debt at the end of fiscal year 2021.

Second Quarter Segment Results
AMS Results:
•Q2 2022 net sales of $206.8 million, up 32.0% versus $156.7 million in the prior year period primarily due to the continued recovery of the commercial market.
•Q2 2022 orders were up 16.8% compared to the prior year period.
•Q2 2022 operating income was $28.4 million compared to $21.1 million in the prior year period.
•Q2 2022 AOI was $28.4 million versus AOI of $21.1 million in the prior year period.
EAAA Results:
•Q2 2022 net sales of $139.8 million, up 1.2% versus $138.1 million in the prior year period.
•Currency fluctuations negatively impacted Q2 2022 net sales by approximately $15.0 million as compared to Q2 2021 sales due to weakening of the Euro, Australian dollar and British pound sterling against the U.S. dollar. Excluding negative foreign currency impacts, EAAA's Q2 2022 net sales were up 12.1% year-over-year.
•Q2 2022 orders were down 8.7% compared to the prior year period but up 1.7% on a currency neutral basis. Order growth was negatively impacted by the Russia/Ukraine war and COVID-19 lockdowns in China.
•Q2 2022 operating income of $6.1 million compared to $8.1 million in the prior year period.
•Q2 2022 AOI was $10.1 million versus AOI of $10.0 million in the prior year period.
First Six Months Segment Results
AMS Results:
•Net sales for the first six months of 2022 were $363.3 million, up 28.1% versus $283.6 million in the prior year period.
•Operating income for the first six months of 2022 was $49.7 million compared to $32.7 million in the prior year period.
•AOI for the first six months of 2022 was $49.5 million versus AOI of $33.0 million in the prior year period.

EAAA Results:
•Net sales for the first six months of 2022 were $271.3 million, up 2.6% versus $264.4 million in the prior year period.

•Currency fluctuations had an approximately $22.9 million negative impact on net sales in the first six months of 2022 compared to the prior year period, primarily due to the weakening of the Euro, British pound sterling and Australian dollar against the U.S. dollar. Excluding negative foreign currency impacts, for the first six months of 2022, EAAA's net sales were up 11.3% year-over-year.
•Operating income for the first six months of 2022 was $12.3 million compared to $13.3 million in the prior year period.
•AOI for the first six months of 2022 was $19.6 million versus AOI of $18.0 million in the prior year period.
Outlook

There continues to be significant macro-economic and geopolitical uncertainty in the global economy, aggravated by the Russia-Ukraine war. Persistent inflation and rising interest rates present challenges to the business, while FX-related headwinds negatively impact the foreign currency denominated net sales we generate outside the U.S. when they are translated into U.S. dollars.

At the same time, these challenges are being partially offset by strong execution by our sales and manufacturing teams, continued demand in the commercial market, and a strong backlog as the Company moves into the second half of the year.

As the Company continues to monitor this situation, it is anticipating:

For the third quarter of 2022:
•Net sales of $325 million to $345 million.
•Adjusted gross profit margin of approximately 33.5%.
•Adjusted SG&A expenses of approximately $83 million.
•Adjusted Interest & Other expenses of approximately $9 million.
•An adjusted effective tax rate of approximately 28%.
•Fully diluted weighted average share count at the end of the third quarter of approximately 59.1 million shares.

For the full fiscal year 2022:
•Net sales of $1.3 billion to $1.325 billion.
•Adjusted gross profit margin of 34.5% to 35.0%.
•Adjusted SG&A expenses of approximately $326 million.
•Adjusted Interest & Other expenses of approximately $32 million.
•An adjusted effective tax rate of approximately 28%.
•Fully diluted weighted average share count at the end of the fiscal year of approximately 59.2 million shares.
•Capital expenditures of approximately $30 million.

These estimates are subject to the risks and uncertainties referenced below in our Safe Harbor statement, including the risk that the currently reduced Russian exports of natural gas to Europe, or future further reductions, may materially impede our European manufacturing operations.

Fully diluted share count at the end of the second quarter of 2022 was 59.1 million shares. Guidance regarding fully diluted weighted average share count does not include the impact of any potential future share repurchases the Company may choose to execute.

Webcast and Conference Call Information

Interface will host a conference call on August 5, 2022, at 8:00 a.m. Eastern Time, to discuss its second quarter 2022 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at:
https://events.q4inc.com/attendee/403238622, or through the Company's website at: https://investors.interface.com.

The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share, adjusted net income, adjusted operating income ("AOI"), adjusted gross profit, adjusted gross profit margin, adjusted SG&A expenses, organic sales and organic sales growth, net debt, and adjusted EBITDA as additional information regarding its operating results in this press release. These non-GAAP measures are not in accordance with – or alternatives to – GAAP measures, and may be different from non-GAAP measures used by other companies. Adjusted EPS, adjusted net income, and AOI exclude nora purchase accounting amortization, the Thailand plant closure inventory write-down, restructuring charges, asset impairment, severance and other charges. Adjusted EPS and adjusted net income also excludes the discontinuance of interest rate swaps and the loss associated with a warehouse fire. Adjusted gross profit and adjusted gross profit margin exclude nora purchase accounting amortization and the Thailand plant closure inventory write-down. Adjusted SG&A expenses exclude asset impairment, severance, and other charges. Organic sales and organic sales growth exclude the impact of foreign currency fluctuations. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, restructuring charges, asset impairment, severance and other charges, nora purchase accounting amortization, the Thailand plant closure inventory write-down, and the loss associated with a warehouse fire. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

About Interface

Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring. We help our customers create high-performance interior spaces that support well-being, productivity, and creativity, as well as the sustainability of the planet. Our Climate Take Back™ initiative invites you to join us as we commit to operating in a way that is restorative to the planet and creates a climate fit for life.

Learn more about Interface at interface.com and blog.interface.com, our nora brand at nora.com, our FLOR® brand at FLOR.com, and our Carbon Neutral Floors™ program at interface.com/carbonneutral. Learn more about our carbon negative products at interface.com/carbonnegative.

Follow us on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements may be identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” "should," "goal," "aim," "objective," “seek,” “project,” “estimate,” “target,” “will” and similar expressions. Forward-looking statements in this press release include, without limitation, any projections we make regarding the Company’s 2022 third quarter and full year 2022 under “Outlook” above. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including but not limited to the risks under the following subheadings in “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2022, as supplemented in the Company's Quarterly Report on Form 10-Q for the quarter ended April 3, 2022: “The COVID-19 pandemic could have a material adverse effect on our ability to operate, our ability to keep employees safe from the pandemic, our results of operations, financial condition, liquidity, capital investments, our near term and long term ability to stay in compliance with debt covenants under our Syndicated Credit Facility and Senior Notes, our ability to refinance our existing indebtedness, and our ability to obtain financing in capital markets”; "Sales of our principal products have been and may continue to be affected by the COVID-19 pandemic, adverse economic cycles, and effects in the new construction market and renovation market"; "Our earnings could be adversely affected by non-cash adjustments to goodwill, when a test of goodwill assets indicates a material impairment of those assets"; "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including foreign currency fluctuations, restrictive taxation, custom duties, border closing or other adverse government regulations"; "The uncertainty surrounding the ongoing implementation and effect of the U.K.’s exit from the European Union, and related negative developments in the European Union could adversely affect our business, results of operations or financial condition"; "We have a substantial amount of debt, which could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under our debt"; “Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our operations to pay our indebtedness”; “We may incur substantial additional indebtedness, which could further exacerbate the risks associated with our substantial indebtedness"; "We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business, or competing on product design"; "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including experienced sales and manufacturing personnel), and our loss of any of them could affect us adversely"; "Large increases in the cost of our raw materials, shipping costs, duties or tariffs could adversely affect us if we are unable to pass these cost increases through to our customers"; "Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber or our primary third-party supplier for luxury vinyl tile (“LVT”) or other key raw materials could have a material adverse effect on us"; "The market price of our common stock has been volatile and the value of your investment may decline"; "Changes to our facilities, manufacturing processes, product construction, and product composition could disrupt our operations, increase our manufacturing costs, increase customer complaints, increase warranty claims, negatively affect our reputation, and have a material adverse effect on our financial condition and results of operations"; "Our business operations could suffer significant losses from natural disasters, acts of war, terrorism, catastrophes, fire, adverse weather conditions, pandemics, endemics or other unexpected events"; "Disruptions to or failures of our information technology systems could adversely affect our business"; “We face risks associated with litigation and claims"; and "The conflict between Russia and Ukraine could adversely affect our business, results of our operations and financial position". You should consider any additional or updated information we include under the heading “Risk Factors” in our subsequent quarterly and annual reports.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended		Six Months Ended
(In thousands, except per share data)	7/3/2022	7/4/2021	7/3/2022	7/4/2021

Net Sales	$346,605	$294,785	$634,607	$548,045
Cost of Sales	229,899	185,793	411,102	343,015
Gross Profit	116,706	108,992	223,505	205,030
Selling, General & Administrative Expenses	81,371	79,830	159,863	159,132
Restructuring Charges	810	(62)	1,697	(192)
Operating Income	34,525	29,224	61,945	46,090
Interest Expense	7,190	7,289	14,040	14,545
Other Expense	1,394	617	1,564	1,332
Income Before Taxes	25,941	21,318	46,341	30,213
Income Tax Expense	9,123	5,807	16,230	7,764
Net Income	$16,818	$15,511	$30,111	$22,449

Earnings Per Share – Basic	$0.28	$0.26	$0.51	$0.38

Earnings Per Share – Diluted	$0.28	$0.26	$0.51	$0.38

Common Shares Outstanding – Basic	59,368	59,041	59,308	58,885
Common Shares Outstanding – Diluted	59,368	59,041	59,308	58,885

Consolidated Condensed Balance Sheets
(In thousands)	7/3/2022	1/2/2022
Assets
Cash	$91,653	$97,252
Accounts Receivable	174,023	171,676
Inventory	318,076	265,092
Other Current Assets	42,938	38,320
Total Current Assets	626,690	572,340
Property, Plant & Equipment	306,520	329,801
Operating Lease Right-of Use Asset	84,788	90,561
Goodwill and Intangible Assets	193,224	223,204
Other Assets	102,225	114,151
Total Assets	$1,313,447	$1,330,057

Liabilities
Accounts Payable	$92,578	$85,924
Accrued Liabilities	127,978	146,298
Current Portion of Operating Lease Liabilities	14,152	14,588
Current Portion of Long-Term Debt	14,651	15,002
Total Current Liabilities	249,359	261,812
Long-Term Debt	530,716	503,056
Operating Lease Liabilities	72,816	77,905
Other Long-Term Liabilities	113,179	123,886
Total Liabilities	966,070	966,659
Shareholders’ Equity	347,377	363,398
Total Liabilities and Shareholders’ Equity	$1,313,447	$1,330,057

Consolidated Condensed Statements of Cash Flows	Three Months Ended		Six Months Ended
(In thousands)	7/3/2022	7/4/2021	7/3/2022	7/4/2021
OPERATING ACTIVITIES
Net Income	$16,818	$15,511	$30,111	$22,449
Adjustments to Reconcile Net Income to Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	10,166	11,736	20,836	23,670
Stock Compensation Amortization	2,145	1,548	4,327	2,472
Amortization of Acquired Intangible Assets	1,271	1,441	2,613	2,862
Deferred Income Taxes and Other Non-Cash Items	4,745	827	8,941	1,057
Change in Working Capital
Accounts Receivable	(33,917)	(18,610)	(7,782)	(8,816)
Inventories	(6,762)	(14,809)	(63,226)	(33,855)
Prepaid Expenses and Other Current Assets	(444)	1,022	(5,696)	(14,830)
Accounts Payable and Accrued Expenses	10,966	11,597	(2,832)	40,109
Cash Provided by (Used in) Operating Activities	4,988	10,263	(12,708)	35,118
INVESTING ACTIVITIES
Capital Expenditures	(4,346)	(6,898)	(9,127)	(12,112)
Cash Used in Investing Activities	(4,346)	(6,898)	(9,127)	(12,112)
FINANCING ACTIVITIES
Repayments of Long-term Debt	(34,953)	(26,557)	(79,682)	(56,796)
Borrowing of Long-term Debt	60,877	20,000	109,377	38,000
Tax Withholding Payments for Share-Based Compensation	—	(14)	(398)	(193)
Debt Issuance costs	—	—	—	(36)
Repurchase of Common Stock	(5,582)	—	(5,582)	—
Dividends Paid	(1,187)	(1,178)	(1,187)	(1,178)
Finance Lease Payments	(531)	(589)	(1,010)	(1,116)
Cash Provided by (Used in) Financing Activities	18,624	(8,338)	21,518	(21,319)
Net Cash Provided by (Used in) Operating, Investing and Financing Activities	19,266	(4,973)	(317)	1,687
Effect of Exchange Rate Changes on Cash	(3,701)	422	(5,282)	(2,368)
CASH AND CASH EQUIVALENTS
Net Change During the Period	15,565	(4,551)	(5,599)	(681)
Balance at Beginning of Period	76,088	106,923	97,252	103,053
Balance at End of Period	$91,653	$102,372	$91,653	$102,372

Segment Results

	Three Months Ended		Six Months Ended
(in thousands)	7/3/2022	7/4/2021	7/3/2022	7/4/2021
Net Sales
AMS	$206,810	$156,665	$363,319	$283,632
EAAA	139,795	138,120	271,288	264,413
Consolidated Net Sales	$346,605	$294,785	$634,607	$548,045

Segment AOI
AMS	$28,389	$21,098	$49,527	$33,011
EAAA	10,131	9,960	19,635	17,971
Consolidated AOI	$38,520	$31,058	$69,162	$50,982

* Note: Segment AOI includes allocation of corporate SG&A expenses

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(In millions, except per share amounts)

	Second Quarter 2022			Second Quarter 2021				First Six Months 2022			First Six Months 2021
Net Sales as Reported (GAAP)	$346.6			$294.8				$634.6			$548.0
Impact of Changes in Currency	15.5			—				23.4			—
Organic Sales *	$362.1			$294.8				$658.0			$548.0

	Second Quarter 2022							Second Quarter 2021
				Adjustments							Adjustments
	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS
GAAP As Reported	$116.7	$81.4	$34.5			$16.8	$0.28	$109.0	$79.8	$29.2			$15.5	$0.26
Non-GAAP Adjustments
Purchase Accounting Amortization	1.3	—	1.3	1.3	(0.4)	0.9	0.02	1.4	—	1.4	1.4	(0.4)	1.0	0.02
Thailand Plant Closure Inventory Write-down	0.9	—	0.9	0.9	—	0.9	0.02	—	—	—	—	—	—	—
Restructuring, Asset Impairment, Severance and Other Charges	—	(1.0)	1.8	1.8	0.0	1.8	0.03	—	(0.5)	0.4	0.4	(0.1)	0.3	0.01
Warehouse Fire	—	—	—	—	0.0	—	—	—	—	—	(0.04)	0.01	(0.03)	—
Loss on Discontinuance of Interest Rate Swaps	—	—	—	0.9	(0.2)	0.7	0.01	—	—	—	1.0	(0.2)	0.8	0.01
Adjustments Subtotal *	2.2	(1.0)	4.0	4.9	(0.6)	4.3	0.07	1.4	(0.5)	1.8	2.8	(0.7)	2.1	0.04
Adjusted (non-GAAP) *	$118.9	$80.4	$38.5			$21.1	$0.36	$110.4	$79.4	$31.1			$17.6	$0.30

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	First Six Months 2022							First Six Months 2021
				Adjustments							Adjustments
	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS
GAAP As Reported	$223.5	$159.9	$61.9			$30.1	$0.51	$205.0	$159.1	$46.1			$22.4	$0.38
Non-GAAP Adjustments
Purchase Accounting Amortization	2.6	—	2.6	2.6	(0.8)	1.9	0.03	2.9	—	2.9	2.9	(0.8)	2.0	0.03
Thailand Plant Closure Inventory Write-down	2.1	—	2.1	2.1	—	2.1	0.03	—	—	—	—	—	—	—
Restructuring, Asset Impairment, Severance and Other Charges	—	(0.9)	2.6	2.6	0.0	2.6	0.04	—	(2.2)	2.0	2.0	(0.4)	1.6	0.03
Warehouse Fire	—	—	—	—	0.0	—	—	—	—	—	(0.2)	0.04	(0.1)	—
Loss on Discontinuance of Interest Rate Swaps	—	—	—	1.8	(0.4)	1.4	0.02	—	—	—	2.1	(0.5)	1.6	0.03
Adjustments Subtotal *	4.7	(0.9)	7.2	9.0	(1.2)	7.8	0.13	2.9	(2.2)	4.9	6.8	(1.7)	5.1	0.09
Adjusted (non-GAAP) *	$228.2	$159.0	$69.2			$37.9	$0.64	$207.9	$156.9	$51.0			$27.6	$0.47

* Note: Sum of reconciling items may differ from total due to rounding of individual components

Reconciliation of GAAP Operating Income to Adjusted Operating Income ("AOI")
(In millions)

	Second Quarter 2022			Second Quarter 2021
	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *
GAAP Operating Income	$28.4	$6.1	$34.5	$21.1	$8.1	$29.2
Non-GAAP Adjustments
Purchase Accounting Amortization	—	1.3	1.3	—	1.4	1.4
Thailand Plant Closure Inventory Write-down	—	0.9	0.9	—	—	—
Restructuring, Asset Impairment, Severance and Other Charges	—	1.8	1.8	—	0.4	0.4
Adjustments Subtotal *	—	4.0	4.0	—	1.8	1.8
AOI *	$28.4	$10.1	$38.5	$21.1	$10.0	$31.1

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	First Six Months 2022			First Six Months 2021
	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *
GAAP Operating Income	$49.7	$12.3	$61.9	$32.7	$13.3	$46.1
Non-GAAP Adjustments
Purchase Accounting Amortization	—	2.6	2.6	—	2.9	2.9
Thailand Plant Closure Inventory Write-down	—	2.1	2.1	—	—	—
Restructuring, Asset Impairment, Severance and Other Charges	(0.1)	2.7	2.6	0.3	1.8	2.0
Adjustments Subtotal *	(0.1)	7.4	7.2	0.3	4.6	4.9
AOI *	$49.5	$19.6	$69.2	$33.0	$18.0	$51.0

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	Second Quarter 2022	Second Quarter 2021	First Six Month 2022	First Six Months 2021	Last Twelve Months (LTM) Ended 7/3/2022	Fiscal Year 2021
Net Income as Reported (GAAP)	$16.8	$15.5	$30.1	$22.4	$62.9	$55.2
Income Tax Expense	9.1	5.8	16.2	7.8	25.9	17.4
Interest Expense (including debt issuance cost amortization)	7.2	7.3	14.0	14.5	29.2	29.7
Depreciation and Amortization (excluding debt issuance cost amortization)	9.7	11.3	20.0	22.7	41.6	44.3
Stock Compensation Amortization	2.1	1.5	4.3	2.5	7.3	5.5
Purchase Accounting Amortization	1.3	1.4	2.6	2.9	5.4	5.6
Thailand Plant Closure Inventory Write-down	0.9	—	2.1	—	2.1	—
Restructuring, Asset Impairment, Severance and Other Charges	1.8	0.4	2.6	2.0	12.4	11.8
Warehouse Fire Loss	—	—	—	(0.2)	—	(0.2)
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)*	$49.0	$43.2	$91.9	$74.7	$186.7	$169.4

	As of 7/3/22
Total Debt	$545.4
Total Cash on Hand	(91.7)
Total Debt, Net of Cash on Hand (Net Debt)	$453.7

	7/3/2022
Total Debt / LTM Net Income	8.7x
Net Debt / LTM AEBITDA	2.4x

Note: Sum of reconciling items may differ from total due to rounding of individual components

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful basis for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.
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